Exhibit 99.1

Superclick Announces Record Financial Results for the Year Ended October 31, 2007
- Record Net Income for the Year

SAN DIEGO - January 28, 2008 (PRIME NEWSWIRE) - Superclick, Inc. (OTC BB:SPCK:OB), a technology leader in IP infrastructure management solutions to the hospitality industry today announced record financial results for the fiscal year ended October 31, 2007.

Financial Results for the Year Ended October 31, 2007

Superclick reported net revenues of $4,782,703 million for the year ended October 31, 2007, an increase of 21% from $3,946,311 reported for fiscal year 2006. The Company is pleased to report net income of $817,407, which represents 17.1% of net revenue, compared to a net loss of $2,399,604 for fiscal year 2006. This resulted in net income of $0.02 basic and $0.01 on a fully diluted basis for the fiscal year 2007. On a non-fully diluted basis, net loss per share for fiscal 2006 was ($0.08).

The increase in net revenues was due in large part to increases in the Company’s support activity, which is a recurring component of the Company’s total revenues. During the year, Superclick was able to secure and implement upgrades to existing customer contracts while adding a material amount of contracts from new clients.

Cost of goods sold increased $149,557 to $2,431,984 for the year ended October 31, 2007 from cost of goods sold of $2,282,427 for fiscal year 2006. This represents an increase of 6%. Consequently, gross profit increased on a year-over-year basis by $686,835, or 41%. The Company’s gross margin percentage for the fiscal year 2007 was 49% compared to 42% in fiscal year 2006.

Selling, general and administrative (SG&A) expenses for the years ended October 31, 2007 and 2006 were $1,388,927 and $2,418,059 respectively. The decrease of $1,029,132, or 42.6% in SG&A expenses were a result of the Company’s implementation of a cost-cutting plan and focus on more efficiency across all levels of its business.

Superclick ended the year with cash on hand of $789,591 and accounts receivable of $834,813.

“We are extremely pleased with our year-end results,” commented Sandro Natale, CEO of Superclick. “We have been committed to building better and more cost-effective IP management solutions for the hospitality market place and continue to see validation of that commitment through the expansion of our footprint with leading brands such as InterContinental Hotel Group, Fairmont Hotels, Mandarin and Four Seasons. While challenges in the market place persist and we expect that to be the case for the foreseeable future, we believe that our dramatically improving business economics in the midst of this climate are demonstrative of the fact that the right mix of product, service and support is the key to success.”

Highlights for the Year Include:

•	$2.1 million support and deployment contract from large telecom carrier

•	Entrance into Asian market with leading five-star brand

•	Completed a company record 51 wireless installs in one quarter during Q2

•	Launched its Technology Assessment Program (TAP)

•	Signed a Master License Agreement for Europe with Hospitality Services Plus Ltd.

•	Filed patent for Media Distribution System (MDS)

Mr. Natale added that “Moving into 2008, our goal is to continue our aggressive strategy of increasing market share in our core business of high speed internet. .As always, our product and services rollout will be focused on addressing the challenges our customers face in realizing optimal total cost of ownership by providing more value on the network and continued world-class services and support to the guest. We also expect that 2008 will mark a significant milestone for Superclick and the Hospitality Industry through the market acceptance of our proprietary Media Distribution System (MDS).”

About Superclick, Inc.

Superclick, Inc. (OTC BB:SPCK.OB - News), through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS(tm)), Monitoring and Management Application (MAMA(tm)) and Media Distribution System (MDS(tm)) in worldwide hospitality, conference center and event, multi-tenant unit (MTU) and university markets. Current clients include MTU residences and Candlewood Suites(r), Crowne Plaza(r), Four Points by Sheraton(r), InterContinental Hotels Group PLC(r), Hilton(r), Holiday Inn(r), Holiday Inn Express(r), Hampton Inn(r), Marriott(r), Novotel(r), Radisson(r), Sheraton(r), Westin(r) and Wyndham(r) hotels in Canada, the Caribbean and the United States.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute ``forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements with the terms ``believes,'' ``belief,'' ``expects,'' ``intends,'' ``anticipates,'' ``will'' or ``plans'' to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Contact:

          Optimus Inc.

          Investor Relations

          Frank Candido

          (514) 969-5530

Source: Superclick, Inc.